UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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WORLD HEART CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WORLD HEART CORPORATION
7799 PARDEE LANE
OAKLAND, CALIFORNIA  94621

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 28, 2007

TO THE SHAREHOLDERS OF WORLD HEART CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WORLD HEART CORPORATION, a Canadian corporation (the “Company” or “WorldHeart”), will be held on Thursday, June 28, 2007, at 10:00 a.m. local time at Suite 4700, Toronto Dominion Bank Tower, 66 Wellington Street, Toronto, Ontario, Main Boardroom for the following purposes:

(1)         to receive and to consider the Company’s audited consolidated financial statements for the year ended December 31, 2006, that have been prepared in accordance with generally accepted accounting principles in the United States, together with the report of the auditors thereon;

(2)         to elect directors to serve until the next annual meeting of the shareholders or until their successors are elected or appointed, unless the office is vacated earlier;

(3)         to appoint Burr, Pilger & Mayer LLP as independent auditors of the Company and to authorize the directors to fix their remuneration;

(4)         to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on May 17, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

C. Ian Ross,
Chairman

Oakland, California
June 6, 2007

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN CANADA OR THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE.  EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

WORLD HEART CORPORATION
7799 PARDEE LANE
OAKLAND, CALIFORNIA  94621

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 28, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of management of World Heart Corporation, a Canadian corporation, referred to here as “WorldHeart,” “we” or “us,” for use at our Annual Meeting of Shareholders to be held on Thursday, June 28, 2007, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Suite 4700, Toronto Dominion Bank Tower, 66 Wellington Street, Toronto, Ontario in the Main Boardroom. We intend to  mail this proxy statement and accompanying proxy card on or about June 6, 2007 to all shareholders entitled to vote at the Annual Meeting.

All dollar amounts in the enclosed proxy are in United States dollars, except where otherwise indicated. References to “$” are to United States dollars and references to “Cdn$” are to Canadian dollars and references to “€” are to euros. On May 17, 2007, the exchange rate of Canadian dollars in exchange for United States dollars, as reported by the Bank of Canada was Cdn$1.00 = $0.911079. On May 17, 2007, the exchange rate of euros in exchange for United States dollars, as reported by the Bank of New York was €1.00 = $1.3494.

SOLICITATION

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We will furnish copies  of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common shares for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees who will not be paid any additional compensation for these services.

The proxy statement is being sent to both registered and non-registered owners of common shares of WorldHeart. If you are a non-registered owner, and WorldHeart or its agent has sent these materials directly to you, your name, address and information about your holdings of common shares, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding common shares on your behalf.

APPOINTMENT OF PROXY HOLDERS AND REVOCATION OF PROXIES

The persons named in the accompanying form of proxy are directors and/or officers of WorldHeart. A registered shareholder has the right to appoint a person, who need not be a shareholder of WorldHeart, other than the persons designated in the accompanying form of proxy, to attend and act on behalf of the shareholder at the meeting. To exercise this right, a shareholder may either insert such other person’s name in the blank space provided in the accompanying form of proxy or complete another appropriate form of proxy.

To be valid, a proxy must be dated and signed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney. The proxy, to be acted upon, must be deposited with WorldHeart, c/o its registrar and transfer agent, CIBC Mellon Trust Company, Attention: Proxy Department, 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5A 4K9 by the close of business on the last business day prior to the date on which the meeting or any adjournment of the meeting is held, or with the Chair of the meeting on the day of the Annual Meeting or any adjournment of the meeting.

A shareholder who has given a proxy may revoke it (a) by depositing an instrument in writing (including another proxy) executed by the shareholder or by the shareholder’s attorney authorized in writing, either (i) at the registered office of WorldHeart, 7799 Pardee Lane, Oakland, CA 94621 Attention: Chief Financial Officer, at any time up to and including the last business day prior to the day of the Annual Meeting or any adjournment of the meeting at which the proxy is to be used, or (ii) with the Chair of the meeting on the day of the meeting at any time before it is exercised on any particular matter, or (b) by attending the Annual Meeting in person and personally voting the shares represented by the proxy prior to the exercise of the proxy, or (c) in any other manner permitted by law. Attendance at the meeting will not, by itself, revoke a proxy.

VOTING OF PROXIES

The directors and/or officers whose names are printed on the accompanying form of proxy will, on a show of hands or any ballot that may be called for, vote or withhold from voting the shares in respect of which they are appointed in accordance with the direction of the shareholder appointing them. If no choice is specified by the shareholder, the shares will be voted FOR each of the proposals on the terms disclosed in, this proxy statement.

The enclosed form of proxy confers discretionary authority upon the persons named in the proxy with respect to amendments or variations to matters identified in the Notice of Annual Meeting of Shareholders, and with respect to any other matter which may properly come before the meeting. As of the date of this proxy statement, management is not aware of any such amendment, variation or other matter proposed or likely to come before the meeting. However, if any such amendment, variation or other matter properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such other business in accordance with their judgment.

INFORMATION FOR BENEFICIAL SHAREHOLDERS

The information set forth in this section may be of importance to many shareholders, as a substantial number of shareholders do not hold the common shares of WorldHeart in their own name (beneficial shareholders). In some cases, a shareholder’s shares may be registered in the name of a third party, such as a broker, securities dealer, trust company, bank or other similar intermediary. Only proxies deposited by shareholders who appear on the records maintained by WorldHeart’s registrar and transfer agent as registered holders of common shares of WorldHeart will be recognized and acted upon at the Annual Meeting. If the common shares are listed in an account statement provided to a beneficial shareholder by a broker, the common shares are likely not to be registered in the shareholder’s name. The common shares are likely to be registered under the name of the shareholder’s broker or an agent of the broker. A significant number of shares are registered under the name of CEDE & Co. (the registration name for the Depository Trust Company which acts as nominee for many United States brokerage firms) or CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common shares held by brokers (or their agents or nominees) on behalf of the broker’s client can only be voted (for or against resolutions) at the direction of the beneficial holder except for “routine matters” such as the election of directors in uncontested elections and appointment of auditors.

Existing regulatory policy requires brokers and intermediaries to seek voting instructions from beneficial shareholders in advance of shareholders meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by beneficial shareholders in order to ensure that their common shares are voted at the Annual  Meeting. The voting instruction form supplied to a beneficial shareholder by its broker (or the agent of the broker) is substantially similar to the form of proxy provided directly to the registered shareholders of WorldHeart. However, its purpose is limited to instructing the registered shareholder (i.e. the broker or agent of the broker) how to vote on behalf of the beneficial shareholder. A significant number of brokers now delegate the responsibility for obtaining instructions from clients to ADP Investor Communications (ADP) in Canada. ADP typically prepares a machine-readable voting instruction form, mails those forms to beneficial shareholders and asks beneficial shareholders to return the forms to ADP, or otherwise communicate voting instructions to ADP (by way of the Internet or telephone, for example). The voting instruction form will name the same persons as the proxy to represent the beneficial shareholder at the Annual Meeting. A beneficial shareholder has the right to appoint a person, including the beneficial shareholder, other than the persons designated in the voting instruction form, to represent the beneficial shareholder at the Annual Meeting. To exercise this right, the beneficial shareholder should insert the name of the desired representative in the blank space provided in the voting instruction form. ADP then tabulates the results of all instructions received and provides appropriate instruction respecting the voting of the common shares to be represented at the meeting. A beneficial shareholder who receives an ADP voting instruction form cannot use the form to vote the common shares directly at the Annual Meeting. The voting instruction forms must be returned to ADP (or instructions respecting the voting of the common shares must otherwise be communicated to ADP) in advance of the Annual Meeting in order to have the common shares voted. If you have any questions respecting the voting of the common shares held through a broker or intermediary, please contact the broker or intermediary for assistance.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common shares at the close of business on May 17, 2007 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 17, 2007, the Company had outstanding and entitled to vote 115,072,749 common shares, without giving effect to the anticipated reverse stock split on a one-for-ten basis expected to be effected on or about May 30, 2007. All of the share and per share information with respect to our common shares is presented  in this proxy statement without giving effect to the anticipated reverse stock split.

Each holder of record of common shares on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding not less than 33 1/3% of the shares entitled to vote at the meeting are present in person or represented by proxy. Voting at the Annual Meeting will be by show of hands, except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the Annual Meeting or the chair of the Annual Meeting believes that the number of votes against a resolution is greater than 5% of all votes to be cast at the Annual Meeting in respect of the resolution. A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands.  All votes will be tabulated by the inspector of election or scrutineer appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. In determining whether the requisite majority has been achieved to approve any proposal put before shareholders at the Annual Meeting, only votes that have been cast FOR or AGAINST the proposal will be counted. Thus, if approval of a proposal requires a majority of the votes cast at the meeting, the proposal will be approved if the number of votes FOR is greater than the number of votes AGAINST. If approval is required from a certain percentage of the votes cast at the meeting, the proposal will be approved if the votes FOR as a percentage of the total sum of the votes FOR and AGAINST meets or exceeds the required percentage.

Abstentions and broker non-votes will be counted towards a quorum but are not counted for purposes of determining the vote total for any proposal. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Brokerage firms have the authority to vote clients’ shares on “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. WorldHeart proposals to elect directors and to appoint auditors are considered routine matters.

SHAREHOLDER PROPOSALS

WorldHeart currently anticipates that it will hold its 2008 annual meeting of shareholders in June 2008. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 of the Securities and Exchange Commission (the “SEC”) and the Canada Business Corporations Act (“CBCA”), we must receive shareholder proposals for inclusion in WorldHeart’s proxy statement and form of proxy for our 2008 annual meeting of shareholders a reasonable amount of time before we begin to print and mail our proxy materials. Except as we may otherwise disclose in a filing with the SEC, any proposal received on or prior to February 1, 2008 will have been timely made. If you wish to submit proposals or director nominations that are not to be included in the proxy statement and proxy, you must deliver written notice to our Corporate Secretary at World Heart Corporation, 7799 Pardee Lane, Oakland, California, USA 94621 on or prior to April 16, 2008.

CONSIDERATION OF WORLDHEART AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 2006

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Our U.S. GAAP audited consolidated financial statements for the year ended December 31, 2006, including the report of the independent auditors, are included in our Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2006 filed with the SEC on March 29, 2007, and amended on April 27, 2007, which is available at the time of Notice of this Annual Meeting of the Shareholders. The audited consolidated financial statements will be placed before the shareholders at the Annual Meeting for the purposes of discussion or comment by the shareholders; however, the audited consolidated financial statements are not required to be approved by a resolution of the shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our articles provide for a Board of Directors of not less than one and not more than ten directors to be elected annually. The number of directors is currently fixed at five. Each of the nominees for election is currently a director of ours who was previously elected by the shareholders, except for Michael Sumner Estes, Ph.D., who was appointed in April 2007 by the Board of Directors, and Gary Goertz who is nominated for election at the Annual Meeting. Each of Dr. Estes and Mr. Goertz is nominated for election by shareholders in this proxy statement, and each was recommended by C. Ian Ross, Chair of the Corporate Governance and Nominating Committee and a non-management director of ours. Mr. Ross plans to retire from the Board of Directors and, therefore, will not stand for re-election at this Annual Meeting when his term expires on the date of the Annual Meeting.

Set forth below is the name, age and biographical information for each person nominated by the Corporate Governance and Nominating Committee of the Board of Directors as a director. Each such person has agreed to serve if elected, and the Corporate Governance and Nominating Committee and management have no reason to believe that any nominee will be unable to serve. Each elected director will hold office until the next annual meeting of shareholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

William C. Garriock (68), has served as our director since December 2003. Since 2003, Mr. Garriock has been a professional company director. From 2000 to 2003 he was the Chairman of MDS SCIEX, the analytical instrument division of MDS Inc. He was also the President of MDS SCIEX from 1994 to 1999. Mr. Garriock was the Executive-at-Large for MDS Inc., a health and life sciences company, from 2000 to 2003. From 1993 to 1994, he was Vice President and Managing Partner (Pharmaceuticals) of MDS Health Ventures Inc. For the previous 18 years, he was the President and CEO of Miles Canada Inc. (now Bayer Canada Inc.), a pharmaceutical, diagnostics and consumer products company. Mr. Garriock currently serves as chair or director of public and private companies, including Cipher Pharmaceuticals Inc., a pharmaceutical development company.

Robert J. Majteles (42), has served as our director since September 2003. Mr. Majteles is the Managing Partner of Treehouse Capital, LLC, an investment firm he founded in 2001. Currently, Mr. Majteles is on the Board of Directors of Adept Technology, Inc., Macrovision Corporation, Phoenix Technologies Ltd., Unify Corporation and U.S. Auto Parts Network, Inc. In addition, Mr. Majteles received a law degree from Stanford University and an undergraduate degree from Columbia University. Mr. Majteles is also a lecturer at Haas School of Business at the University of California, Berkeley and at Stanford Law School, Stanford University.

Michael Sumner Estes, Ph.D., (63), has served as our director since April 2007. Since 2006, Dr. Estes is chairman of the board of directors of Medical Entrepreneurs II, Inc., a company that develops and manufactures replacement heart valves. From 2001 until 2005, Dr. Estes worked as an independent consultant to Corazon, Inc., a company formed to develop new technology for the less invasive treatment of heart disease caused by calcium deposits. From 1996 to 1999, Dr. Estes was the President and Chief Executive Officer of Orquest, Inc., a company involved in bone replacement technology. From 1979 to 1995, Dr. Estes held executive positions with American Hospital Supply Corporation and Baxter Healthcare Corporation, including responsibility for the worldwide Cardiovascular Group at Baxter HealthCare. Dr. Estes is currently on the board of directors of nContact, Inc., a private cardiovascular company.

Gary W. Goertz (54) is a nominee to the Board of Directors. Since early 2003, Mr. Goertz has been a professional company director. From September 1999 to February 2003, Mr. Goertz served as Executive Vice President, Finance and Chief Financial Officer of MDS Inc. Prior to February 2003, Mr. Goertz was

Chief Financial Officer at BCT Telus Communications Inc. Mr. Goertz is a Chartered Accountant. Mr. Goertz is currently on the board of director of Pet Valu Canada Inc. and is a trustee of Associated Brands Income Fund.

Jal S. Jassawalla (61) has served as our director since December 2005 and has been President and Chief Executive Officer since July 2004. From June 2003 to July 2004, Mr. Jassawalla was our Executive Vice President and Chief Technical Officer and was responsible for research and development, clinical affairs, clinical and technical support and quality. Mr. Jassawalla was a co-founder of Novacor Medical Corporation in 1979 and became an employee in June 2000 when WorldHeart acquired the Novacor division of Edwards Lifesciences LLC, formerly Baxter Corporation.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees listed above. The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected directors. Abstentions and broker non-votes will be counted towards a quorum, but are not counted towards the vote total for this proposal. We do not anticipate that any of the nominees for election as directors will be unable to serve as a director, but if that should occur for any reason prior to the meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee at their discretion.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE IN PROPOSAL 1

CORPORATE GOVERNANCE

During the fiscal year ended December 31, 2006, our Board of Directors held ten meetings and acted by unanimous written consent eight times.

During the fiscal year ended December 31, 2006, all directors attended at least 75% of the total meetings of our Board and committees on which each director served and which were held during the period the director was a director or committee member.

The Board of Directors has a Compensation Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Strategic Planning Committee.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing and reporting practices. The Audit Committee’s role includes overseeing our internal accounting and auditing processes and communicates with management about our business, financial risk and compliance with legal, ethical and regulatory requirements. The Audit Committee is responsible for reviewing all of our financial filings and related disclosures, including financial press releases. The Audit Committee is also responsible for the appointment, compensation, retention, and oversight of the independent auditors we engage to prepare and issue audit reports on our financial statements and also approves all non-audit expenditures. The Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. During most of 2006, the Audit Committee was composed of three directors:  John F. Carlson (Chair), C. Ian Ross and William C. Garriock. On November 10, 2006, Robert J. Majteles replaced Mr. Carlson and Mr. Ross became Committee Chair due to Mr. Carlson’s untimely death. The Audit Committee met seven times during the year. All members of the Audit Committee are independent as determined by the Board of Directors in accordance with the Nasdaq Stock Market corporate governance rules and Canadian securities regulations. Mr. Carlson was an independent director during his term with the Audit Committee. It is expected that Mr. Goertz will become a member of the Audit Committee and become Committee Chair. Mr. Goertz has been determined by the Board of Directors to be independent in accordance with the Nasdaq Stock Market corporate governance rules and Canadian securities regulation.

Audit Committee Financial Expert

The Board of Directors has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that C. Ian Ross is an “audit committee financial expert” as currently defined by the rules of the Securities and Exchange Commission regulating these disclosures. Prior to his passing away, Mr. Carlson was an “audit committee financial expert”. It is expected the Mr. Goertz will become the “audit committee financial expert”. The specific responsibilities and functions of the Audit Committee are described in the Amended and Restated Audit Committee Charter, a copy of which was filed with our proxy statement for the 2006 annual meeting.

Compensation Committee

The Compensation Committee has the following scope of authority and responsibilities. First, to review, approve and recommend to the Board of Directors the annual goals, objectives and compensation of the President and Chief Executive Officer and to evaluate performance against those goals and objectives. Second, to oversee the performance evaluation of our other executive officers and approve and recommend their compensation. Third, to oversee the administration of our equity-based compensation and approve grants of equity compensation under our equity incentive plan. Fourth, to review, modify (as needed) and approve our overall compensation strategy and policies. The Committee also produces a report on executive compensation that is required to be included in our proxy statement. When reviewing our overall compensation strategy and policies, the Compensation Committee reviews performance goals and objectives relating to compensation, reviews and advises the Board concerning regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry, and reviews the terms of any employment agreement, severance agreement and change of control protections for our executive officers.

The Compensation Committee has the ability to delegate its authority to administer our equity compensation plan as  it determines is appropriate, and Mr. Jassawalla, as President and Chief Executive Officer, has the authority between meetings of the Compensation Committee to grant equity incentives to newly hired non-executive employees in accordance with guidelines established by the Committee and to report such grants to the Committee.

Our Board of Directors retained Cypress Ridge Solutions & Insurance Services, Inc., a compensation consulting firm, to assist the Compensation Committee in an analysis and review of our overall compensation strategy and policies, and to provide recommendations, in respect of our management executive compensation programs and practices including management short term and long term incentive awards. In addition, the consultant was requested to provide background and analysis on best practices of comparable companies and industry trends, a review of the current business environment, a review of our near and longer term business strategies and a review of good corporate governance practices for us. The consultant met with our human resources team and our President and Chief Executive Officer to obtain background and information as to our operations, personnel and objectives. The consultant was requested to make recommendations to the Compensation Committee on achieving a competitive executive compensation program. The consultant met with the Compensation Committee, reviewed the background analytical information and made various recommendations.

During 2006, the Compensation Committee was composed of three directors:  Robert J. Majteles (Chair), C. Ian Ross and William C. Garriock, and met three times during the year. All members of the Compensation Committee are independent as determined by the Board of Directors in accordance with the Nasdaq Stock Market corporate governance rules and Canadian securities regulation. It is expected that Dr. Estes will become a member of the Compensation Committee to replace Mr. Ross when his term expires. The Board of Directors has adopted a written Compensation Committee Charter, a copy of which is filed as Appendix A to this proxy statement.

The chief executive officer and the chief financial officer may attend any meeting of the Compensation Committee unless the Compensation Committee determines that there are portions of the meetings where her or their presence would be inappropriate. With respect to other executive officers, the Compensation Committee considers recommendations from the chief executive officer regarding total compensation for executive officers. Those recommendations include salary increases or target incentive award opportunities, based on her evaluation of their performance, job responsibilities, and leadership roles within the company. While the Compensation Committee considers these recommendations for the chief executive officer’s direct reports, the committee does not delegate authority for compensation decisions relating to the chief executive officer and the other executive officers as determined by the committee and the full Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee also has three principal responsibilities. First, to determine the slate of director nominees for election to the Board of Directors and to recommend candidates to fill other vacancies that may occur. Second, to review the composition of the committees of the Board of Directors. And third, to monitor compliance with and recommend changes to our compliance with corporate governance regulatory requirements. This includes issues of significance to WorldHeart and our shareholders. During most of 2006, the Corporate Governance and Nominating Committee was composed of three directors:  C. Ian Ross (Chair), John F. Carlson and William C. Garriock. On November 10, 2006, Robert J. Majteles replaced Mr. Carlson due to Mr. Carlson’s untimely death. The Corporate Governance and Nominating Committee met once during the year. All members of the Nominating Committee are independent as determined by the Board of Directors in accordance with the Nasdaq Stock Market corporate governance rules and Canadian securities regulation. It is expected that Mr. Majteles will become Committee Chair and that Dr. Estes will become a member of the Corporate Governance and Nominating Committee to replace Mr. Ross when his term expires. The Board of Directors has adopted a written Corporate Governance and Nominating Committee Charter, a copy of which was filed with our proxy statement for the 2006 annual meeting.

Although no established specific minimum qualifications for director nominees have been adopted, the Corporate Governance and Nominating Committee reviews the backgrounds and qualifications of directors and potential nominees. The Committee annually reviews the nominees for the Board provided by the Board of Directors. This review considers the nominees in relation to the current composition of the Board and also considers our current circumstances. The Committee also considers director candidates who are recommended by our shareholders. Any shareholder may recommended a candidate for director by contacting the Corporate Governance and Nominating Committee. This process, however, is separate and distinct from the SEC and CBCA requirements that must be met by a shareholder in order to have a shareholder proposal included in our proxy statement. To date, the Corporate Governance and Nominating Committee has not received any recommendations from shareholders requesting consideration of a candidate for inclusion among the slate of nominees in our proxy statement.

Strategic Planning Committee

The Strategic Planning Committee’s overall responsibility is to assist the Board of Directors in its long range financial and strategic planning efforts. The Strategic Planning Committee has three primary responsibilities. First, to conduct our strategic decision making. Second, to focus our financial resources on initiatives with the greatest opportunity for technical, commercial and financial success. The Committee bases these decisions on its evaluation of markets and the factors required to succeed in those markets. Lastly, it is the responsibility of the Strategic Planning Committee to identify the resources required to ensure the success of our strategic plan. All members of the Board of Directors are members of the Strategic Planning Committee, and it is expected that Mr. Goertz will become a member of the

Committee. The Committee did not meet separately during 2006, however, the issues normally addressed by the Committee were addressed by the full Board. The specific responsibilities and functions of the Strategic Planning Committee are further described in our Strategic Planning Committee Charter.

Our independent directors have the opportunity to meet in an executive session following each regularly schedule meeting of the Board of Directors. A total of six such executive sessions of the Board of Directors were held in 2006. The members of our Board of Directors are encouraged, but are not required, to attend the annual meeting of shareholders. C. Ian Ross and William C. Garriock of our directors attended the 2006 annual meeting.

The Board of Directors does not have a written mandate. The Board of Directors monitors our overall effectiveness and provides general oversight. The Board of Directors also considers the recommendations of the various Committees before approval. Upon Mr. Ross’ retirement, it is expected that Dr. Estes will become Chair of the Board of Directors.

Position Descriptions

The Board of Directors has adopted a written position description for the Chair of the Board and the Chair of each Committee. The Chair of each Committee is responsible for reporting on the activities of the Committee to the full Board on a periodic basis.

The Board of Directors has developed a written position description for the Chief Executive Officer. The Board of Directors and the CEO develop, on an annual basis, detailed corporate objectives and parameters within which the CEO operates our business. The Board of Directors is also responsible for annually evaluating the CEO against these objectives.

Assessments

The Corporate Governance and Nominating Committee reviews on an annual basis the effectiveness and contribution of the Board of Directors, the Committees of the Board of Directors and individual directors. The Chair reports to the full Board on the findings. Any agreed upon improvements are implemented as applicable.

Orientation and Continuing Education

From 2003 and until April 2007, no new independent directors have joined the Board of Directors. The Board of Directors has developed a manual for new directors which provides a comprehensive reference source about WorldHeart, the Board of Directors and its Committees. Arrangements are made for specific briefing sessions from appropriate senior personnel to help new directors better understand our business environment, strategies and operations. Directors are given periodic reviews and more detailed presentations on particular strategies and presentations by our senior management. Directors are encouraged to enroll in professional development courses.

Ethical Business Conduct

The Board of Directors has adopted a written Code of Ethics for our directors, officers, employees and consultants. A copy of the Code of Ethics has been previously filed with the SEC and with the Canadian securities authorities as an exhibit to the Company’s Annual Report of Form 10-KSB for the year ended December 31, 2004 and is available at www.worldheart.com or upon written request to World Heart Corporation, 7799 Pardee Lane, Oakland, California 94621 Attention: Chief Financial Officer. Each employee and officer must confirm in writing that they have read and understood the Code of Ethics. We have implemented a complaint procedure which allows employees to report any conduct that is not compliant with the Code of Ethics on an anonymous and/or confidential basis.

We intend to disclose any amendments to, or waivers from, our Code of Ethics that are required to be publicly disclosed pursuant to rules of the Securities and Exchange Commission, Nasdaq and the Canadian securities regulations by filing such amendment or waiver with the Securities and Exchange Commission and Canadian securities regulators. We have not filed any material change report during the financial year ended December 31, 2006 that pertains to any conduct of a director or executive officer that constitutes a departure from the Code of Ethics. No waivers from the Code of Ethics have been sought or granted.

In the event any transactions or agreements occur in respect of which a director has a material interest, the director will recuse himself from voting on the matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.

The Board of Directors sets the tone for ethical conduct throughout WorldHeart by considering and discussing ethical considerations when reviewing corporate transactions and our activities. The Corporate Governance and Nominating Committee, which is comprised of entirely independent directors, oversees our Code of Ethics and compliance with various regulatory requirements.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may contact an individual director, the Board of Directors as a group or a specific committee of the Board of Directors, including the non-management directors as a group, by the following means: by mail to Investor Relations, World Heart Corporation, 7799 Pardee Lane, Oakland, California 94621; or by email to investors@worldheart.com. You must include your name and address and indicate whether you are a shareholder of WorldHeart. We will initially compile all communications and summarize all lengthy, repetitive or duplicative communications before forwarding them to the addressee. We will not forward non-substantive communications, communications that pertain to personal grievances or communications that we determine to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about WorldHeart, but instead will forward them to the appropriate department within WorldHeart for resolution. In this case, the Corporate Secretary will retain a copy of such communication for review by any director upon his request.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and people who own more than ten percent of our stock, to file reports of ownership and reports of changes in ownership with the SEC. All of these people are required by SEC regulation to provide us with a copy of all Section 16(a) reports they file.

We reviewed the reports that were filed during the fiscal year ended December 31, 2006. Only one report by a director or officer of WorldHeart was filed late. Pratap Khanwilkar inadvertently filed one late report. He reported ownership of WorldHeart stock that was distributed to him by MQP Dissolution, Inc. on January 25, 2006. This distribution was in connection with our acquisition of MedQuest Products, Inc. in 2005.

There were two other late filings by the holders of more than ten percent of our stock of which we are aware. The first was a purchase of 78,410 common shares on April 7, 2006 by Special Situations Funds. This transaction was disclosed on April 12, 2006. The other transaction, by MedQuest Products, Inc., involved sales of a total of 125,000 common shares on January 6 and January 9, 2006 and a distribution of 5,000,000 common shares on January 25, 2006. These transactions were disclosed on March 3, 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The following is the report of the Audit Committee of the Board of Directors dated May 24, 2007 with respect to WorldHeart audited consolidated financial statements for the fiscal year ended December 31, 2006, which include the consolidated balance sheets of as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the period ended December 31, 2006, and the related notes.

The Audit Committee reviews our consolidated financial statements, corporate accounting and financial reporting process and internal controls on behalf of the Board of Directors. All of the members of the Audit Committee are independent under the current requirements of the Nasdaq Capital Market, the TSX and in accordance with SEC rules and regulations and Canadian securities regulatory requirements. As of the date of this report, Mr. Ross qualified as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee has a written charter describing its functions which was amended and restated and approved by the Board of Directors in December 2003, a copy of which was filed with our proxy statement for the 2006 annual meeting.

Our management is primarily responsible for preparing our financial statements and  for the overall reporting process, including our systems of internal control over financial reporting. In fulfilling its oversight responsibilities with respect to our corporate accounting and financial reporting process, the Audit Committee regularly reviews and discusses the financial statements with management, including the discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management represented to the Audit Committee that our audited consolidated financial statements for the fiscal year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles of the United States, and the Audit Committee has reviewed the audited consolidated financial statements with management.

The Audit Committee also meets regularly with our independent auditors who have unrestricted access to the Audit Committee. The Audit Committee is directly responsible for the compensation, appointment, retention and oversight of our independent auditors. The independent auditors report directly to the Audit Committee. The Audit Committee discussed with the independent auditors the overall scope and plans for their audit, and the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of our financial reporting.

The Audit Committee reviewed with PricewaterhouseCoopers LLP, our independent auditors for the fiscal year ended December 31, 2006, who were responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles of both the United States and Canada, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, as amended, AICPA, Professional Standards,Vol. 1, AU §380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and considered the compatibility of any non-audit services with the independence of PricewaterhouseCoopers LLP.

(1)          This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before of after the date hereof and irrespective of any general incorporation language in any such filing.

Based on the considerations above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved, the inclusion of the U.S. GAAP audited consolidated financial statements in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC in March 2007 and amended in April 2007.

AUDIT COMMITTEE
C. Ian Ross, Chair
William Garriock
Robert J. Majteles

Subsequent to the date of the Report of the Audit Committee of the Board of Directors,  Mr. Goertz is expected to be appointed to the Audit Committee to replace Mr. Ross. Following the Annual Meeting, the Board anticipates that it will designate Mr. Goertz as an “audit committee financial expert” and as the new Chair of the Audit Committee.

PROPOSAL 2

APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors has selected Burr, Pilger & Mayer  LLP as our independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for approval by the shareholders at the Annual Meeting. Burr, Pilger & Mayer LLP has not audited our financial statements prior to 2007. Representatives of Burr, Pilger & Mayer  LLP are expected to be present by telephone at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The remuneration of the independent auditors would have to be fixed by the shareholders if the shareholders do not authorize the directors to fix the remuneration of such auditors. The auditors’ remuneration is determined by the Audit Committee and is fixed by the Board of Directors after reviewing the auditors’ letter of engagement with respect to the services to be offered by the auditors. Periodically management also looks at the audit fees reported by comparable companies in their public filings to determine costs in the competitive market place.

CHANGE IN AUDITORS

On May 9, 2007, PricewaterhouseCoopers LLP finalized its notification to us that it would not stand for re-appointment as our independent auditors. PricewaterhouseCoopers LLP has been our auditors since inception, and we were primarily serviced from PricewaterhouseCoopers LLP’s offices in Ottawa, Canada, the original location of our head office. However, with the move of our head office to California, PricewaterhouseCoopers LLP and WorldHeart found it increasingly challenging to efficiently serve us. The decision to change accounting firms was approved by the Audit Committee of Board of Directors and became effective with the filing of our Form 10-QSB on May 14, 2007. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

PricewaterhouseCoopers LLP’s reports on our financial statements for the fiscal years ended December 31, 2006 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that their opinions were modified with respect to uncertainty regarding our ability to continue as a going concern.

During our two most recent fiscal years and through the subsequent interim period prior to May 14, 2007: (i) there were no disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements(s) if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement(s) in connection with its report; and (ii) there were no “reportable events,” as that term is defined in Item 304(a)(1)(iv)(B) of Regulation S-B.

On May 9, 2007, we engaged the registered public accounting firm of Burr, Pilger & Mayer LLP as our new independent auditor. We have not consulted with Burr, Pilger & Mayer LLP, during our two most recent fiscal years or subsequent interim period prior to May 14, 2007, regarding the application of accounting principles to a specified transaction, either completed or proposed, or any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B, except that Burr, Pilger & Mayer LLP provided input to us with respect to the preparation of the income tax note in our audited consolidated financial statements included in our Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2006.

Several accounting firms were contacted by us and audit proposals were discussed. The Audit Committee’s decision to engage a regional accounting firm, that specializes in audits of smaller pubic companies, was primarily related to our continued consolidation of our operations in the United States, including our plans to reincorporate in the United States. The Audit Committee believes that, as we are a relatively small, primarily domestic, public company, we may be better serviced by a regional accounting firm.

We have provided PricewaterhouseCoopers LLP and Burr, Pilger & Mayer LLP with the above disclosures for their review and comment and no comments were received by us.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required to approve the appointment of Burr, Pilger & Mayer LLP. Abstentions and broker non-votes will be counted towards a quorum but are not counted towards the vote total for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

For the years ended December 31, 2006 and 2005, the fees billed to us for audit work and other services performed by PricewaterhouseCoopers LLP, excluding taxes and out-of-pocket expenses, were as follows:

	Year Ended December 31,
	2006	2005
Audit Services	Cdn$383,000	Cdn$228,000
Audit-Related Services	52,000	167,000
Tax Services	101,000	88,000
Other Services	4,000	154,000
Total	Cdn$546,000	Cdn$637,000

AUDIT FEES

During the last two fiscal years ended December 31, 2006 and December 31, 2005, the aggregate fees billed by PricewaterhouseCoopers LLP for the professional services rendered for the audit of our annual financial statements and for the reviews of the financial statements included in our Forms 10-QSB or services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for such fiscal years were approximately Cdn $389,000 and Cdn $228,000, respectively.

AUDIT-RELATED FEES

During the last two fiscal years ended December 31, 2006 and December 31, 2005, the aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not otherwise reported above under “Audit Fees” were approximately Cdn $52,000 and Cdn $167,000, respectively. These services primarily related to the proxy statement filing.

TAX FEES

During the last two fiscal years ended December 31, 2006 and December 31, 2005, the aggregate fees billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately Cdn $101,000 and Cdn $88,000, respectively. These services included assistance with tax return preparation and review, federal, state and international tax compliance, strategic tax planning services and services with our international subsidiaries.

ALL OTHER FEES

During the last two fiscal years ended December 31, 2006 and December 31, 2005, the aggregate fees billed by PricewaterhouseCoopers LLP for products and professional services other than those described above were approximately Cdn $4,000 and Cdn $154,000, respectively. These services included tax planning related to our acquisition of MedQuest Products, Inc., reorganization, planning, tax monetization and support for the resolution of the Ontario Provincial Sales Tax audit.

PRE-APPROVAL POLICIES AND PROCEDURES

Under its charter adopted by the Board of Directors on December 16, 2003, the Audit Committee has the authority and responsibility to review and approve in advance all auditing services of the independent auditors, including related fees and terms, and all non-audit service mandates, including related fees and terms, to the extent permitted by applicable laws, regulations and policies. The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve non-audit services to be provided by the independent auditors provided that any such approvals made by the designated individuals will be reported to the full Audit Committee at its next scheduled meeting. All of the services described above were pre-approved by the Audit Committee.

AUDITORS’ INDEPENDENCE

The Audit Committee has determined that the rendering of all the aforementioned services by PricewaterhouseCoopers LLP were compatible with maintaining the auditors’ independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of common shares as of April 25 2007 by: (i) each person or entity known by us to own beneficially more than 5% of our outstanding common shares; (ii) each Named Executive Officer named in the Summary Compensation Table; (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. The number of common shares used to calculate the percentage ownership of each listed person includes the common shares underlying options, warrants or other convertible securities held by them that are exercisable within 60 days of April 25, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Outstanding Shares(1)
Austin W. Marxe and David M. Greenhouse(2) 153 East 53rd Street New York, NY 10022	33,744,701	28.9%
Maverick Venture Management, LLC(3) 737 Bryant Street Palo Alto, CA 94301	28,007,033	24.3%
Entities affiliated with BC Advisors, LLC(4) 300 Crescent Court, Suite 1111 Dallas, TX 75201	11,000,000	9.6%
SF Capital Partners Ltd(5) c/o Stark Offshore Management LLC 3600 South Lake Drive St. Francis, WI 53235	10,837,648	9.4%
Jal S. Jassawalla(6)	2,318,929	1.9%
A. Richard Juelis(7)	275,000	*
Piet Jansen, M.D.(8)	525,000	*
Phil Miller(9)	540,270	*
William C. Garriock(10)	86,668	*
C. Ian Ross(11)	87,533	*
Robert J. Majteles(12)	86,668	*
Michael Sumner Estes, Ph.D.	—	*
John Marinchak(13)	260,000	*
All Directors and Executive Officers as a Group (11 persons)(14)	5,157,623	4.3%

                 * Less than one percent.

       (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the shareholders named in this table is:  c/o World Heart Corporation, 7799 Pardee Lane, Oakland, California 94621. Applicable percentages are based on 115,072,749 shares outstanding on March 1, 2007 as reported on the Company’s Annual Report on Form 10KSB/A, adjusted as required by rules promulgated by the SEC.

       (2) Includes warrants to purchase 316,915 common shares and 5,878,103 common shares held by Special Situations Cayman Fund, L.P., warrants to purchase 76,622 common shares and 1,750,683 common shares held by Special Situations Fund III, L.P., warrants to purchase 874,124 common shares and 17,651,468 common shares held by Special Situations Fund III QP, L.P., and warrants to purchase 345,726 common shares and 6,851,060 common shares held by Special Situations Private Equity Fund, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P., the Special Situations Private Equity Fund, L.P. and the Special Situations Life Sciences Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. Special Situation Funds, our largest shareholder, is entitled to two nominees on our Board of Directors depending on certain ownership requirements of our common shares. Mr. Robert J. Majteles, one of our directors, serves on our Board of Directors as a designee of the Special Situations Funds. Under an agreement between Treehouse Capital, LLC, an investment firm founded by Mr. Majteles, and the Special Situations Funds, Mr. Majteles is required to act independently of the Funds in discharging his fiduciary duties to shareholders of any company for which he serves as a member of the Board of Directors and also is obligated not to disclose to the Funds or use for his own benefit any confidential information he obtains in connection with his service as a director for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the Funds. Mr. Majteles has agreed to serve as a member of our Board of Directors pursuant to this agreement.

       (3) The managers of Maverick Venture Management, LLC are Kevin R. Compton and Gayla J. Compton who share voting and dispositive power over the shares, but disclaim beneficial ownership, except to the extent of their pecuniary interest therein. Maverick, our second largest shareholder, is entitled to two nominees on our Board of Directors if Maverick’s shareholdings are at least 25% of our issued and outstanding common shares and is entitled to one nominee on the Board if Maverick’s shareholdings are between 15% and less than 25%. Under an agreement with Maverick, the number of directors may not exceed seven. To date, Maverick has not nominated any directors to serve on our Board.

       (4) Common shares are held by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), and (4) HHMI Investments, L.P., a Delaware limited partnership (“HHMI”), (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”) and (iii) BC Advisors, LLC, a Texas limited liability company (“BCA”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”), and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”), which is the general partner of WSC and WSCQP and the investment manager for WS International and HHMI. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”), which is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker and G. Stacy Smith on investment strategies from time to time. Reid S. Walker and G. Stacy Smith are the beneficial owners of an aggregate of 5,000,000 shares of Common Stock beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and HHMI and by WSV and WSVM for the accounts of WSO, WSOQP, WSO International. Patrick P. Walker is the beneficial owner of 2,000,000 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP, WSO International. WS Capital and WSC Management are the beneficial owners of 3,000,000 shares of Common Stock beneficially owned for the accounts of WSC, WSCQP, WS International and HHMI. WSV and WSVM are the beneficial owners of 2,000,000 shares of Common Stock beneficially owned for the accounts of WSO, WSOQP and WSO International. Steven R. Becker is the beneficial owner of 6,000,000 shares of Common Stock beneficially owned by BCA and SRB Management for the accounts of SRBGC, SRBQP and SRB Offshore. BCA and SRB Management are the beneficial owners of 6,000,000 shares of Common Stock beneficially owned for the accounts of SRBGC, SRBQP and SRB Offshore.

       (5) Includes warrants to purchase 691,244 common shares. The shares and the warrants are held directly by SF Capital Partners Ltd. Messrs. Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as an investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Messrs. Roth and Stark possess voting and dispositive power over the shares but disclaim beneficial ownership thereof.

       (6) Includes options for 1,888,929 common shares. All of those options are exercisable within 60 days of April 25, 2007. Also includes 430,000 shares held by Jal S. Jassawalla and Janette Diane Jassawalla, Trustees for the Jassawalla Family Trust U/A DTD 06/28/94.

       (7) Includes options for 275,000 common shares. All of those options are exercisable within 60 days of April 25, 2007.

       (8) Includes options for 325,000 common shares. All of those options are exercisable within 60 days of April 25, 2007.

       (9) Includes options for 325,270 common shares. All of those options are exercisable within 60 days of April 25, 2007.

(10) Includes options for 86,668 common shares. All of those options are exercisable within 60 days of April 25, 2007.

(11) Includes options for 87,033 common shares. All of those options are exercisable within 60 days of April 25, 2007.

(12) Includes options for  86,668 common shares. All of those options are exercisable within 60 days of April 25, 2007.

(13) Includes options for 260,000 common shares. All of those options are exercisable within 60 days of April 25, 2007.

(14) Includes an aggregate of 3,859,567 options held by executive officers and directors as a group that are exercisable within 60 days of April 25, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to our 2006 Equity Incentive Plan, formerly known as the World Heart Corporation Employee Stock Option Plan, which was the only equity compensation plan in effect as of December 31, 2006. This Plan was initially adopted in December 1996 and was amended and restated several times. The most recent amendments were approved by our shareholders on December 20, 2006. These amendments increased the number of common shares available under the Plan by five million common shares, from 9,772,505 to 14,772,505, and gave us the ability to grant restricted stock awards, restricted stock unit awards, stock appreciation rights and performance shares to our and our subsidiaries’ directors, employees and consultants.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,621,396	$1.73	8,151,109
Equity compensation plans not approved by security holders	—	—	—
Total	6,621,396	$1.73	8,151,109

EXECUTIVE OFFICERS

Set forth below is the name, age and biographical information for each of our executive officer.

Jal S. Jassawalla (61) has served as our President and Chief Executive Officer since July 2004. Mr. Jassawalla’s biographical information is included above in the discussion of WorldHeart directors.

A. Richard Juelis (59) was appointed our Vice President, Finance and Chief Financial Officer in June 2005. He previously held the same position with Cellegy Pharmaceuticals, Inc., a public pharmaceutical company from 1994 to March 2005. Mr. Juelis has held domestic and international financial and general management positions with both major and emerging health care companies. He is currently on the board of directors of Adept Technology, Inc., a public company that manufactures robot systems, motion control and machine vision technology.

Piet Jansen, M.D. (47) joined WorldHeart in February 2004 as our Chief Medical Officer. He was appointed Managing Director for Europe in July 2004. Prior to joining WorldHeart, Dr. Jansen was the Vice President, Clinical Programs at Orqis International GmbH from 2003 to February 2004. He was Vice President, Clinical Affairs at Jarvik Heart Inc. from 2001 to 2003. From 1997 to 2001, Dr. Jansen worked for the Novacor Division of Edwards Lifesciences LLC, formerly Baxter Corporation.

John J. Vajda (67) joined WorldHeart in June 2005 as our Vice President of Manufacturing. Mr. Vajda was previously the Director of Operations at Centaur Pharmaceuticals, Inc. from January 1997. In February 1998 he became Vice President, Operations and one year later he was appointed Senior Vice President, Operations. In that capacity, he was responsible for process development, manufacturing, engineering, facilities and quality control. Before working for Centaur, Mr. Vajda was Director of Operations for Oculex Pharmaceuticals, Inc. and ChemTrack, Inc. Prior to that, he was employed for 17 years by the Dow Chemical Co. in several executive positions.

Phillip J. Miller (58) was appointed our Vice President, Research and Development in November 2004. Mr. Miller became an employee in June 2000 when WorldHeart acquired the Novacor Division of Edwards Lifesciences LLC, formerly Baxter Corporation. Previously, he was the Director of Biomedical Engineering at Edwards Lifesciences commencing in 1973.

Pratap S. Khanwilkar (44) joined WorldHeart in August 2005 as the Vice President, Rotary Systems and Business Development when WorldHeart purchased MedQuest Products, Inc. Prior to that, Mr. Khanwilkar was Chief Executive Officer and a co-founder of MedQuest from 1993. Mr. Khanwilkar has 22 years of medical device development and commercialization experience and more than 50 publications in scientific, engineering and medical journals. Most recently, he was recognized as a 2006 Fellow of the American Institute of Medical and Biological Engineering.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows all compensation awarded to, earned by, or paid to Jal S. Jassawalla, our Chief Executive Officer, to A. Richard Juelis, our Chief Financial Officer and to Piet Jansen and Phillip J. Miller, our two other most highly compensated executive officers at the end of fiscal year 2006 and one more individual who would have been most highly compensated if he had been an executive officer at the end of 2006 (the “Named Executive Officers”). The table is for the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Jal. S. Jassawalla	2006	$267,000	—		$87,200	(1)	$4,005	(4)	$358,205
President and Chief
Executive Officer
A. Richard Juelis	2006	$200,000	—		—		$923	(4)	$200,923
Vice President, Finance and
Chief Financial Officer
Piet Jansen, M.D.(7)	2006	$213,487	—		—		$53,700	(2)	$267,187
Chief Medical Officer
Phillip J. Miller	2006	$160,000	—		—		$11,051	(4)(6)	$171,051
Vice President, Research
and Development
John Marinchak	2006	$159,509	$50,036	(5)	—		$55,580	(4)(3)	$265,125
Vice President, Marketing
and Sales

(1)           Represents the FAS 123R value (with respect to the 2006 fiscal year) of an option to purchase 100,000 of our common shares granted to Mr. Jassawalla on April 25, 2006 at an exercise price of $1.13 per share. The option vests in full on the first anniversary of the grant date. For additional information on the valuation assumptions with respect to this options, refer to Note 10 of our financial statements in our Form 10-KSB for the year ended December 31, 2006, as filed with the SEC on March 29, 2007. These amounts represent the fair value on the grant date for these awards, and do not correspond to the actual value that will be recognized by Mr. Jassawalla.

(2)           Represents a $50,000 advance for relocation expenses paid to Dr. Jansen in 2006 in US dollars. Also includes $1,200 in car allowances and $2,500 in health care benefits paid to Dr. Jansen in Euros which were converted to US dollars using the monthly average exchange rate for each pay period.

(3)           Includes severance accrued in 2006 and paid in January 2007 in the amount of $49,231 and car allowance in the amount of $6,092. Mr. Marinchak left WorldHeart in November 2006.

(4)           Includes 401(k) plan employer matching contributions.

(5)           Represents commissions paid in 2006 for Novacor LVAS sales.

(6)           Includes $5,351 in royalties accrued in 2006 on the sales of the Novacor LVAS pursuant to a royalty agreement between Mr. Miller and WorldHeart dated April 22, 1998.

(7)           In 2006, Dr. Jansen lived and worked in Holland and was paid in Euros. This amount was converted to US dollars using the monthly average exchange rate for each pay period.  Dr. Jansen is paid once each month.

NARRATIVE DISCLOSURES TO SUMMARY COMPENSATION TABLE

It is our policy to award stock options at an exercise price equal to the closing price of our common stock on the business day prior to the date of the grant in accordance with the terms of our shareholder-approved 2006 Equity Incentive Plan, formerly known as World Heart Corporation Employee Stock Option Plan. The Compensation Committee has not granted options with an exercise price that is less than the closing price of our common stock one business day prior to the grant date. For purposes of determining the exercise price of stock options, the grant date is deemed to be the date on which the Compensation Committee approves the stock option grant. In 2007, we began granting performance share awards to our employees, including our named executive officers.

We entered into an employment arrangement with Mr. Jal S. Jassawalla on June 23, 2000. This arrangement was updated on July 28, 2004 and again on October 25, 2004. As of July 28, 2004, Mr. Jassawalla is entitled to receive a base salary of $267,000 a year. Mr. Jassawalla was granted 787,255 options on September 23, 2004. As part of this grant, he forfeited previously granted options for 105,397 common shares and was granted 1,000,000 options on January 31, 2005. All of these stock options are vested and exercisable. On April 25, 2006, Mr. Jassawalla received an additional stock option to purchase 100,000 common shares which vests in full on the first anniversary of the date of grant. He is eligible to receive additional option grants under our 2006 Equity Incentive Plan and is entitled to a severance payment of 104 weeks of his regular salary.

We entered into an employment agreement with Mr. Richard Juelis on May 27, 2005. Mr. Juelis is entitled to receive an annual salary of $200,000. He received an initial stock option grant for 275,000 common shares and is eligible to receive future option grants pursuant to our 2006 Equity Incentive Plan. We amended our agreement with Mr. Juelis on April 4, 2007. Under the amended agreement, Mr. Juelis’ salary is reduced an average of 37.5% over a six-month period, and a special bonus, payable in part in our common shares and in part in cash, will be paid in relation to the successful completion of a project to monetize certain of our Canadian tax loss carryforwards and to prepare for reincorporation in the United States. If the monetization project is successfully completed, Mr. Juelis would be entitled to receive 5% of the total monetization proceeds received by us. The first one-third of 5% of the total monetization proceeds would be payable in our common shares (the “Special Bonus Shares”), issuable under our 2006 Equity Incentive Plan and determined by dividing the cash equivalent of one-third of the 5% of the total monetization proceeds by the closing trading price per share on the day before the date of determination. The Special Bonus Shares will vest upon entering into a definitive agreement for the purposes of monetization, with the remaining two-thirds of the 5% of the total monetization proceeds payable in cash upon the receipt by WorldHeart of the total monetization proceeds, pro rata, in one or more tranches. The Special Bonus Shares also may be issued in the event that the Board of Directors determines that, despite Mr. Juelis’ efforts and contribution to the monetization project, the transaction is not completed due to events outside of Mr. Juelis’ control and certain other conditions are met, including approval of a resolution by our Board of Directors to proceed with the reincorporation in the United States. In that case, the determination of the number of the Special Bonus Shares will be made by the Board of Directors based upon the targeted or anticipated monetization proceeds. Mr. Juelis was also awarded a grant of up to 50,000 performance shares (the “Performance Shares”) pursuant to the terms and conditions of the 2006 Equity Incentive Plan. The Performance Shares are earned upon the achievement by Mr. Juelis of certain performance milestones related to our strategic and financing goals and activities. These Performance Shares will be fully vested when paid, which shall be immediately upon achievement of the performance milestones, and not later than two and a half months after the end of the fiscal year in which the Compensation Committee or the Board of Directors determines that the performance goals have been achieved.

We entered into an employment arrangement with Mr. Phillip Miller on June 23, 2000. This arrangement was updated on October 12, 2004. As of October 2004, Mr. Miller is entitled to receive a yearly base salary of $160,000. Mr. Miller was granted 180,000 options on September 23, 2004. As part of this grant, he forfeited previously granted options for 5,716 common shares, and was granted 145,000 options on January 31, 2005. Mr. Miller is also eligible to receive future option grants under our 2006 Equity Incentive Plan. Under the October 12, 2004 arrangement, Mr. Miller retained his rights from a royalty agreement that we entered into on April 22, 1988 entitling him to certain payments on the sale of Novacor LVAS kits.

We entered into an employment arrangement with Piet Jansen, M.D. on December 9, 2003. That arrangement was updated on October 12, 2004, and again on July 12, 2006. Under the current agreement, as the Corporation’s Chief Medical Officer, he receives an annual base salary of $205,000 and received an advance of $50,000 in 2006 for reimbursement of moving expenses for his relocation to Oakland, California. The initial term of employment under the current agreement is eighteen months from July 12, 2006, during which time Dr. Jansen may be terminated for cause (as defined in the agreement). After the initial eighteen months, Dr. Jansen’s employment will be at will. If, following a change of control at WorldHeart (as defined in the agreement) but before the initial eighteen month term ends, Dr. Jansen is terminated, he is entitled to receive as severance the remainder of his compensation that he would have been paid for the first eighteen months.

We entered into an employment arrangement with Mr. John Marinchak on October 6, 2003. The agreement was updated on October 12, 2004. As of October 2004, Mr. Marinchak was entitled to receive an annual salary of $160,000. Mr. Marinchak was also entitled to receive commissions based on our sales of Novacor LVAS kits. The computation of these commissions was adjusted from time to time. Mr. Marinchak was granted 160,000 options on September 23, 2004. As part of this grant, he forfeited previously granted options for 18,256 common shares, and was granted 100,000 options on January 31, 2005. Mr. Marinchak left the Company on November 14, 2006 and received $49,231 as severance, equivalent to 16 weeks of his regular pay, in the first quarter of 2007.

Employment Agreement of Executive Officers Who are Not Named Executive Officers

We entered into an employment arrangement with Mr. Pratap Khanwilkar on January 31, 2005, which became effective on July 29, 2005 upon the closing of our acquisition of MedQuest Products, Inc. As of July 29, 2005, Mr. Khanwilkar is entitled to receive an annual salary of $165,000. Mr. Khanwilkar was granted options for 425,000 common shares on July 29, 2005 and is also eligible to receive future option grants pursuant to our 2006 Equity Incentive Plan.

We entered into an employment arrangement with Mr. John Vajda on June 9, 2005. Mr. Vajda is entitled to receive a base annual salary of $150,000. Mr. Vajda was also granted options for 250,000 common shares and is also eligible to receive future option grants pursuant to our 2006 Equity Incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information about stock options held by our Named Executive Officers at the end of fiscal year 2006. There were no other equity incentive plan awards outstanding at December 31, 2006.

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jal S. Jassawalla	885	—	$9.23	3/3/2012
	819	—	$9.45	3/3/2012
	787,225	—	$1.30	9/23/2013
	1,000,000	—	$1.48	1/31/2014
	—	100,000	$1.13	4/25/2015
A. Richard Juelis	275,000	—	$1.15	5/27/2014
Piet Jansen, M.D.	240,000	—	$1.30	9/23/2013
	85,000	—	$1.48	1/31/2014
Phillip J. Miller	161	—	$9.23	3/3/2012
	109	—	$9.45	3/3/2012
	180,000	—	$1.30	9/23/2013
	145,000	—	$1.48	1/31/2014
John Marinchak(1)	160,000	—	$1.30	11/13/2009
	100,000	—	$1.48	11/13/2009

(1)          Mr. Marinchak left WorldHeart in November 2006.

NARRATIVE DISCLOSURES TO OUTSTANDING EQUITY AWARDS TABLE

In December 2005, in preparation for the adoption of FAS 123R, the Board of Directors approved the acceleration of vesting of all stock options then outstanding, with the exceptions of the stock options held by non-employee directors.

No options had been exercised by our named executive officers in 2006.

DIRECTOR COMPENSATION TABLE

The following table sets forth information about compensation  of our non-employee directors for the fiscal year 2006.

Name	Fees Earned or Paid in Cash ($)(3)	Options Awards ($)(1)	Total ($)(3)
C. Ian Ross	66,373	41,970	108,343
William C. Garriock	46,152	41,970	88,122
Robert J. Majteles	60,091	41,970	102,061
John F. Carlson(2)	53,140	—	53,140

(1)          Represents the FAS 123R value (with respect to fiscal year 2006) of the stock options to purchase our common shares. The options vest annually over three years. For additional information on the valuation assumptions with respect to these options, refer to Note 10 of our financial statements in our Form 10-KSB for the year ended December 31, 2006, as filed with the SEC on March 29, 2007. These amounts represent the fair value of the awards on the grant date and do not correspond to the actual value that will be recognized by the directors.

(2)          Mr. Carlson passed away in November 2006.

(3)          Non-employee directors were paid on a quarterly basis. Amounts were converted from Canadian dollars to US dollars using the average exchange rate for each quarter.

NARRATIVE DISCLOSURES TO DIRECTOR COMPENSATION

During 2006 each of our non-employee directors received an annual cash fee of Cdn $15,000. The Chairman of the Board of Directors receives an additional cash fee of Cdn $48,000, the Chair of the Audit Committee receives an additional cash fee of Cdn $30,000, and the Chairs of each of the other committees (other than the Chair of the Corporate Governance and Nominating Committee) receive an additional cash fee of Cdn $25,000. An additional Cdn $1,000 per diem fee is paid for meetings attended in person and a Cdn $500 per diem fee is paid for meetings attended by telephone, with a daily maximum of Cdn $1,000. In the fiscal year ended December 31, 2006, the total compensation paid to non-employee directors was Cdn $286,752 of which Cdn $69,250 was for 2005 compensation paid in 2006. Non-employee directors are also entitled to be reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or of a Committee.

Each of our non-employee directors also receives stock option grants under our 2006 Equity Incentive Plan. Options granted under this plan are nonstatutory stock options. During 2006, we did not grant options to the non-employee directors. No options were exercised by the directors in 2006.

On April 4, 2007 the Board of Directors adopted a new directors compensation plan effective at the beginning of 2007. Under the program, each of our non-employee directors receives an annual cash fee of Cdn $25,000. The Chairman of the Board of Directors receives an additional cash fee of Cdn $40,000, the Chair of the Audit Committee receives an additional cash fee of Cdn $15,000, and the Chairs of each of the other committees, excluding the Corporate Governance and Nominating Committee, receive an additional cash fee of Cdn $7,500. An additional Cdn $1,000 per diem fee is paid for meetings attended in person and a Cdn $500 per diem fee is paid for meetings attended by telephone, with a daily maximum of Cdn $1,000.

Michael Sumner Estes, Ph.D. joined our Board of Directors in April 2007. Upon his appointment to the Board, Dr. Estes received an option to purchase 100,000 common shares, vesting annually over three years, at an exercise price per share of $0.34, in accordance with our 2006 Equity Incentive Plan, pursuant to which the option was granted.

Upon consummation of our 2003 common share and warrant financing, the Special Situations Funds exercised its right to designate a director nominee and designated Robert J. Majteles to serve as a member of our Board of Directors. Mr. Majteles joined the Board of Directors in 2003, and was subsequently reelected to serve on the Board at the 2005 and 2006 annual shareholders meetings. Mr. Majteles serves on the Board of Directors of Adept Technology, Inc. Mr. Richard Juelis, our Chief Financial Officer, also serves on the Board of Directors of Adept Technology. Special Situations Funds, our second largest shareholder, is also a significant shareholder of Adept Technology. Mr. Majteles is the founder of Treehouse Capital, LLC, an investment firm. Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse Capital pursuant to which Treehouse Capital, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. If Mr. Majteles’ services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to ten percent of the funds’ net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse Capital or Mr. Majteles directly. Under the agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to shareholders of any company for which he serves as a member of the Board of Directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a member of our Board of Directors pursuant to this agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

TRANSACTIONS WITH RELATED PERSONS

We have entered into certain employment agreements with Messrs. Jassawalla, Juelis, Miller, Marinchak, Khanwilkar and Vajda and with Dr. Jansen. The details of these employment agreements are described above under the heading “Executive Compensation—Narrative Disclosures to Summary Compensation Table.”

Mr.  Robert J. Majteles serves on our Board of Directors as a designee of the Special Situations Funds, our second largest shareholder. The details of Mr. Majteles relationship and agreements with the Special Situations Funds are described above under the heading “Executive Compensation—Director Compensation.”

Maverick Venture Management, LLC, our largest shareholder, is entitled to two nominees on the Board of Directors if Maverick’s shareholdings are at least 25% of the issued and outstanding common shares of WorldHeart and is entitled to one nominee on the Board if Maverick’s shareholdings are between 15% and less than 25%. We have also agreed with Maverick that the number of our directors shall not exceed seven. Currently, Maverick has no nominees on the Board.

DIRECTOR INDEPENDENCE

The discussion concerning the independence of our directors under the heading “Corporate Governance”.

DIRECTORS’ AND OFFICERS’ INDEMNIFICATION

WorldHeart maintains directors’ and officers’ liability insurance in the aggregate amount of $10,000,000. The aggregate annual premium in 2006 for such insurance was $487,000. Premiums for  Directors’ and Officers’ liability insurance, including excess Directors’ and Officers’ coverage from December 21, 2006 through December 21, 2007, total $253,000. The by-laws of WorldHeart provide that WorldHeart shall indemnify a director or officer of WorldHeart against liability incurred in such capacity to the extent permitted or required by the Canada Business Corporations Act. To the extent WorldHeart is required to indemnify the directors or officers pursuant to the by-laws, the insurance policy provides that WorldHeart is liable for the initial $350,000 in respect of each securities claim and the initial $350,000 with respect to each other claim.

LOANS TO DIRECTORS AND OFFICERS

None of the directors or officers of WorldHeart, or any associate of the directors or officers of WorldHeart, has been or is indebted to WorldHeart.

REPORT ON EXECUTIVE COMPENSATION AND COMPOSITION OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to the overall approach to compensation for WorldHeart and its employees and specifically with respect to the executive officers of WorldHeart, including the President and Chief Executive Officer, reviews remuneration of directors of WorldHeart, and administers the 2006 Equity Incentive Plan, formerly known as World Heart Corporation Employee Stock Option Plan. The Compensation Committee, comprised of Robert J. Majteles (Chair), C. Ian Ross and William Garriock, met three times in 2006. All members of the Compensation Committee are independent. It is expected that Dr. Estes will become a member of the Compensation Committee.

WorldHeart’s executive compensation plan is based on a pay for performance philosophy weighted in favor of long term equity incentives. The Compensation Committee believes that long term equity incentives are an important component of compensation to motivate executive officers and employees and more closely align these individuals with the interest of shareholders.

For 2005 and 2006, the Board of Directors adopted the approach to compensation for the executive officers and key employees which included long term equity compensation in the form of stock options and a fixed moderate base salary, measured against similar businesses in the market. The Board of Directors, using such reports as the 2005 Medical Device Industry Compensation Benchmark Survey (MEDIC) and the Radford Survey for 2005, determined that executive officers and key employees should, as a group, have an increased ownership stake in WorldHeart of approximately 10% of the common shares on a fully diluted basis. Cash bonuses and cash incentives, except for the commission-based cash component for the sales team, were not granted. The option grants to executive officers and key employees were provided on a one time basis, to vest over a three year period, but with the possibility of additional grants to individuals by the Board of Directors from time to time depending on certain performance milestones and other events.

To maintain the 10% targeted executive officer and key employee ownership of the common shares of WorldHeart on a fully diluted basis, additional options were granted to executive officers and key employees in January 2005 due to proposed share issuances pursuant to the acquisition of MedQuest Products, Inc. and the private placement to Maverick Venture Management, LLC. No additional equity grants were made in 2006, except for one stock option grant to the Chief Executive Officer.

In March 2007, the Compensation Committee, with the assistance of a compensation consultant, adopted a new strategy to ensure that the our executive compensation programs and practices are aligned with our performance and the competitive marketplace and to allow benefits for individual and team performance and meeting business objectives. In adopting this new compensation program, surveys of similarly situated companies were reviewed including the 2006 Radford Biotech Compensation Survey, the 2006 Medical Device Industry Compensation (MEDIC) Benchmark Survey and the 2006 ERI Executive Compensation Survey. The Compensation Committee adopted a compensation model that includes base pay, annual performance incentives and long term incentives. For 2007, the Committee provided for a 4% merit increase for our executive officers to meet with market trends and competitive analysis. An annual performance incentive as a percentage of base salary was implemented to provide for a payout weighted to performance shares under the 2006 Equity Incentive Plan but including a cash component. These annual performance incentives are based on meeting objectives which align with our overall goals as well as individual objectives. Individuals also receive a long term incentive in the form of stock option grants under the 2006 Equity Incentive Plan. As part of the compensation program, additional grants of stock options and performance bonus shares were made to executive officers and directors in March 2007.

Chief Executive Officer’s Compensation

When Mr. Jassawalla became President and Chief Executive Officer, the Compensation Committee reviewed Mr. Jassawalla’s existing compensation in light of his new position and responsibility and adjusted it based on the market information of comparable companies. Also the Compensation Committee adjusted the compensation to reflect a revised compensation model based primarily on a moderate base salary and long term equity compensation. The Compensation Committee determined that the base salary would be fixed at $267,000 and that comparable chief executive officers received long term equity compensation ranging from three to five percent of the fully diluted issued and outstanding common shares of the company. The Compensation Committee determined to issue Mr. Jassawalla approximately 1.7 million options or approximately three percent of the issued and outstanding common shares of WorldHeart after giving effect to the MedQuest acquisition and the Maverick private placement and the related warrant exercises and debenture conversions. A portion of such options was granted to Mr. Jassawalla in September 2004 with an additional portion in January 2005 based on performance and the proposed transactions. In 2006, Mr. Jassawalla was granted an additional stock option to purchase 100,000 common shares. As part of the compensation program, Mr. Jassawalla received an additional grant of stock options and performance bonus shares in March 2007.

This report on executive compensation is submitted by the directors of the Compensation Committee:

Robert J. Majteles (Chair)
William Garriock
C. Ian Ross

(1)          This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before of after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Annual Report and proxy statement unless we have received contrary instructions. This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy forms. Householding  will not affect your dividend check mailings.

A copy of the 2007 Annual Report to Shareholders accompanies this proxy statement. Shareholders who wish to receive a separate Annual Report and Proxy Statement, please notify your broker or direct your written request to World Heart Corporation, Attn:  Investor Relations, 7799 Pardee Lane, Oakland, California 94621, or contact our Investor Relations Department at 510-563-4721.

Our Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended, and filed with the SEC, is available at no charge to shareholders. Copies also may be obtained without charge through our website at http://www.worldheart.com, as well as the SEC’s website at http://www.sec.gov and on SEDAR at http://www.sedar.com or by written request to World Heart Corporation, Attn:  Investor Relations, 7799 Pardee Lane, Oakland, California 94621, or contact our Investor Relations Department at 510-563-4721.

Upon receipt of your written or oral request, we will promptly deliver a separate copy of the Annual Report or proxy statement. Shareholders who currently receive multiple copies of the Annual Report and proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

Additional information relating to WorldHeart is available on the System for Electronic Document Analysis and Retrieval at www.sedar.com. Shareholders may request copies of the corporation’s financial statements and management’s discussion and analysis by writing to the Director of Finance of WorldHeart at 7799 Pardee Lane, Oakland, California, USA 94621 or by calling (510) 563-5000 or obtain copies on WorldHeart’s website www.worldheart.com.

Prior to March 21, 2005, WorldHeart was subject to the informational requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers and fulfilled the obligations of these requirements by filing reports with the SEC. As a foreign private issuer, WorldHeart was exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and its officers, directors and principal shareholders were exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, WorldHeart was not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, WorldHeart filed with the SEC within six months after the end of each fiscal year, an annual report on Form 20-F containing financial statements examined and reported on, with an opinion expressed, by an independent public accounting firm. In addition, WorldHeart furnished the following types of information to the SEC under cover of Form 6-K:

•       material information WorldHeart otherwise made publicly available in reports it filed with regulatory authorities in Canada;

•       material information that WorldHeart filed with the Toronto Stock Exchange; and

•       material information WorldHeart distributed to its shareholders.

As of March 21, 2005, the Board of Directors determined that WorldHeart ceased to be a foreign private issuer and since that date has complied with the filing and reporting obligations under the Exchange Act.

You may read this proxy statement and any document WorldHeart flies with the Securities and Exchange Commission, without charge at the Securities and Exchange Commission’s public reference room at 100 “F” Street, N.W., Washington, D.C 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Documents are also available through the website maintained by the SEC at www.sec.gov.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

APPROVAL OF THE BOARD OF DIRECTORS

The contents and the sending of this proxy statement have been approved by the Board of Directors of WorldHeart.

By Order of the Board of Directors

C. Ian Ross,
Chairman

Oakland, California
June 6, 2007

Appendix A

WORLD HEART CORPORATION

AMENDED AND RESTATED COMPENSATION COMMITTEE CHARTER

1.                 OVERALL PURPOSE/OBJECTIVES

The Compensation Committee is responsible for making recommendations to the Board with respect to compensation policies for the Corporation and the compensation programs for executive officers of the Corporation. Its mandate also includes reviewing succession planning of executive officers, general matters of compensation (including design of remuneration and benefit plans) and  compensation, option and purchase plans of the Corporation and awards under those plans.

2.                 COMPOSITION

The Compensation Committee will consist of not fewer than three directors each of whom will be an independent director.

Members of the Committee will be appointed by the Board and will serve at the pleasure of the Board. Unless the Chair is appointed by the Board, the members of the Committee will select its Chair.

For purposes hereof, an “independent” director will be a director who meets the definition of “independence” as determined by the Board, from time to time, in accordance with applicable laws and regulations.

3.                 MEETINGS

The Committee will meet at least four times annually, or more frequently as may be necessary or appropriate in its judgement and at such times and places as the Committee may determine. Minutes of all meetings of the Committee will be maintained and submitted to the Board. In addition, the Committee will report to the Board on the Committee’s activities at the Board meeting following each Committee meeting.

Meetings of the Committee may be called by its Chair or the Chair of the Board. Unless waived by a member, notice of meetings of the Committee will be given to each member not less than 48 hours before the time when the meeting is to be held. The notice need not state the purpose or purposes for which the meeting is being held.

A quorum for meetings will be a majority of the members present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak to and hear each other. At all meetings of the Committee every question will be decided by a majority of the votes cast on the question.

The Committee may ask members of management of the Corporation or others to attend meetings and provide pertinent information, as necessary.

The members of the Committee will have the right, for the purposes of discharging the powers and responsibilities of the Committee, to inspect any relevant records of the Corporation and its subsidiaries. The Committee will also have the right, without Board approval, to hire independent counsel, accounting and other advisors at the Corporation’s expense, if deemed necessary by it, to carry out its duties. The Corporation will provide appropriate funding, as determined by the Committee, to compensate the advisors employed by the Committee.

A-1

4.                 RESPONSIBILITIES AND DUTIES

The Compensation Committee will:

(1)         With respect to the personnel policies and practices of the Corporation:

(i)             make recommendations to the Board for the appointment of the Chief Executive Officer, develop the corporate objectives which the Chief Executive Officer is responsible for meeting, assess the Chief Executive Officer against these objectives and report to the Board thereon, monitor the Chief Executive Officer’s performance and provide advice and counsel in the execution of his/her duties;

(ii)         having regard for competitive position, internal equity and individual performance, annually review and recommend to the Board for approval the appointment and remuneration of the senior executives of the Corporation, namely, the Chief Executive officer, Executive Vice-Presidents, Chief Financial Officer or Senior Vice-Presidents (the “Senior Executives”) provided, however, that any director has the right of access to the more detailed information beyond that contained in such recommendation;

(iii)     annually review and recommend to the Board for approval remuneration of the directors of the Corporation, including any special arrangements with any directors of the Corporation, taking into account any restrictions imposed by applicable laws and regulations;

(iv)       review and recommend to the Board for approval any special employment or consulting arrangements, outside the ordinary course, including any arrangements involving change of control or severance arrangements;

(v)           review and report to the Board, annually, on the appropriateness of the current and future organizational structure of the Corporation and plans for succession of the Senior Executives and officers (including appointing, training and monitoring of Senior Executives);

(vi)       compare periodically, the total remuneration and its main components of the officers and employees of the Corporation with the remuneration practices of similar companies in similar industries;

(vii)   review the total compensation practices of the Corporation on an annual basis; and

(viii)make any report on executive compensation required to be published by the Corporation;

(ix)       annually review long range plans and personnel policies for recruiting, developing and motivating employees of the Corporation.

(2)         With respect to any compensation, stock option or share purchase plan of the Corporation including, the Corporation’s Employee Stock Option Plan (collectively, the “Plans”):

(i)             review and recommend to the board any proposed amendments to the Plans;

(ii)         review and recommend to the Board for approval, the employees who should be granted options, the date on which options will terminate, the number of common shares to be optioned from time to time to any employee and other terms and conditions of the option agreements under which options are granted; and

(iii)     administer all other matters related to the plan to which the Committee has been delegated authority pursuant to the Plans.

(3)         Review such other matters relating to compensation as, from time to time, the Committee may consider suitable or the Board may specifically direct.

A-2

PROXY

WORLD HEART CORPORATION
PROXY SOLICITED ON BEHALF OF MANAGEMENT OF WORLD HEART CORPORATION
FOR THE ANNUAL MEETING OF SHAREHOLDERS
WORLD HEART CORPORATION
7799 Pardee Lane
Oakland, California 94621
Thursday, June 28, 2007
10:00 a.m.
Suite 4700, Toronto Dominion Bank Tower, 66 Wellington Street, Toronto, Ontario

TO THE SHAREHOLDERS OF WORLD HEART CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WORLD HEART CORPORATION, a Canadian corporation (the “Company”), will be held on Thursday June 28, 2007, at 10:00 a.m. local time at Suite 4700, Toronto Dominion Bank Tower, 66 Wellington Street, Toronto, Ontario, for the purposes stated on the reverse.

By signing the proxy, you revoke all prior proxies and appoint Jal S. Jassawalla, or failing him, William C. Garriock, both officers and/or directors of the Company or, instead of either of them, ______________________ as nominee of the undersigned, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Shareholders have the right to appoint a person (who need not be a shareholder) to attend and act for them and on their behalf other than the nominees designated above and may exercise such right by inserting the name of their nominee in the blank space provided for that purpose.

All shareholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible.  In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States or Canada) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

The foregoing items of business are more fully described in the proxy statement accompanying this Proxy Card.  The Board of Directors has fixed the close of business on May 17, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

See reverse for voting instructions.

Address Change/Comments (Mark the corresponding box on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS

		FOR	WITHHELD FOR ALL		FOR	WITHHELD
1.	Election of directors: 01 William C. Garriock 02 Robert J. Majteles 03 Michael S. Estes	☐	☐	2. To appoint Burr, Pilger & Mayer LLP as independent auditors of the Company and authorize the Board of Directors to fix their remuneration.	☐	☐
04 Gary Goertz 05 Jal S. Jassawalla

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.  IN ADDITION, THE UNDERSIGNED APPOINTS SUCH PERSON TO VOTE AND ACT AS AFORESAID UPON ANY AMENDMENTS TO THE MATTERS IDENTIFIED IN THE NOTICE OF THE ANNUAL MEETING AND ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

If this proxy is not dated in the space provided, it will be deemed to bear the date on which it is mailed to you by management.

Dated

Signature

Signature if held jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CIBC Mellon Trust Company, the Company’s transfer agent, at Proxy Department, CIBC
Mellon Trust Company, P.O. Box 721, Agincourt ON M1S0A1 or by Fax 1-416-368-2502.
Proxies Must be received by June 26, 2007 at 5:00 p.m. EST.

320 Bay Street, Banking Hall Level, Toronto, ON M5H 4A6.